================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                                  FORM 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                           ------------------------

        Date of Report (Date of earliest event reported): May 30, 1996

                               AEARO CORPORATION
               (Exact name of Registrant as specified in charter)


        DELAWARE                        0-26942                  13-3840450
(State or other jurisdiction     (Commission file number)       (IRS employer
    of incorporation)                                        identification no.)


     ONE WASHINGTON MALL, EIGHTH FLOOR, BOSTON, MASSACHUSETTS 02108-2610
             (Address of principal executive offices) (Zip Code)

                                 (617) 371-4200
              (Registrant's telephone number, including area code)

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

ACQUISITION OF PELTOR

     On May 30, 1996, the Company, through one of its subsidiaries, acquired all issued and outstanding capital stock of Peltor Holding AB, a Swedish corporation ("Peltor"), from Active I Malmo AB of Malmo, Sweden, and certain of its subsidiaries, for approximately $86.0 million. The Company financed the Peltor acquisition using additional borrowings under its bank facilities.

     Peltor was founded in the early 1950s and is the world's leading manufacturer of ear muff hearing protection devices, including specialty muffs capable of two-way radio frequency communications. Peltor markets its products worldwide through safety and industrial distributors to industry, government, military and recreational markets. Its sales for the year ended December 31, 1995 were approximately $39 million. Peltor is based in Varnamo, Sweden, has manufacturing facilities in Sweden, Rhode Island and Germany and has sales offices in Scandinavia, Germany, France, England, and the United States. Mr. Leif Palmaer, the President of Peltor, and Mr. Leif Anderzon, the Executive Vice President of Peltor, who have been the principal operating officers of Peltor since 1981, will continue in the same capacities.

     Peltor manufactures, assembles and sells a broad line of ear muffs, hard caps/visors, noise attenuation headsets and wireless and hardwire communication headsets. Peltor's products serve a variety of end user markets where protection from harmful high and low frequency noise is sought or the need for easy communication in noisy or remote environments exists, such as in the construction, heavy machinery, airport, forestry, textile and mining industries. Peltor has recently focused on the high-end communications market, which has recently grown faster than the market for traditional ear muffs. Peltor's leadership position in innovation and product quality was attested by the selection of its ear muff products as the basis for the new, pan-European standards for ear muff hearing protection.

ITEM 5.  OTHER EVENTS

ELECTION OF NEW DIRECTOR

     On May 27, 1996, Samuel L. Hayes, III, was elected a director of the Company and its wholly-owned subsidiary, Cabot Safety Corporation. Since 1971, Professor Hayes has taught at the Harvard Business School, and he currently holds the Jacob H. Schiff Chair in Investment Banking. His teaching and research have focused on the capital markets and corporate financial management. Professor Hayes is also a director of Tiffany & Co., Ernst Home Centers, and certain Eaton Vance mutual funds.

CHANGE OF NAME

     On May 29, 1996, the Company changed its name from Cabot Safety Holdings Corporation to Aearo Corporation.

AMENDED AND RESTATED CREDIT AGREEMENT

     On May 29, 1996, the Company entered into an amended and restated credit agreement (the "Amended Credit Agreement") with Bankers Trust Company, as administrative agent, to provide for additional borrowings to finance the acquisition of Peltor. The Amended Credit Agreement provides for (a) a secured term loan facility consisting of an A tranche and a B tranche providing for up to $90 million of A term loans and $50 million of B term loans (collectively, the "Term Loans") (a portion of the A tranche is denominated in an equivalent amount of foreign currencies) and (b) a secured revolving credit facility (the "Revolving Credit Facility") providing for up to $25 million of revolving loans (a portion of which may be denominated in foreign currencies) for general corporate purposes and, as to $15 million thereof, to finance permitted acquisitions. As part of the Revolving Credit Facility, the Amended Credit Agreement provides for the issuance of letters of credit in an aggregate face amount of up to $5 million. The full amount of the Term Loans and no advances under the Revolving Credit Facility were outstanding immediately after giving effect to the acquisition of Peltor. The Term Loans will amortize quarterly over a seven-year period as follows: $2.0 million for the balance of fiscal 1996; $8.2 million in fiscal 1997; $10.6 million in fiscal 1998; $13.0 million in fiscal 1999; $16.0 million in fiscal 2000; $20.7 million in fiscal 2001; $34.4 million in fiscal 2002; and $35.25 million in fiscal 2003. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Loans and letters of credit under the Revolving Credit Facility will be available at any time prior to the maturity of the Term Loans.

     The Company will be required to make mandatory prepayments of loans, and letters of credit will be mandatorily reduced, in amounts and at times subject to exceptions to be agreed upon, (a) in respect of 75% of consolidated excess cash flow, or 50% if there is no default and if a certain leverage ratio is met (after giving effect to debt service on senior and subordinated debt), (b) in respect of 100% of the net cash proceeds from the sale or other disposition of certain assets by the Company and (c) in respect of 100% of the net cash proceeds from the issuance of debt or equity securities by the Company, provided: (i) that the Company may make permitted acquisitions and capital expenditures, subject to certain dollar limits; (ii) that the proceeds received from an offering of common stock occurring on or prior to December 31, 1996 may be used either to pay down senior subordinated notes pursuant to the so called "IPO clawback" provisions thereof or redeemable preferred stock, so long as the first $25 million of such proceeds are used either to redeem senior subordinated notes or to repay in part the Term Loans; (iii) that with respect to any other equity issuance, $20 million may be used for permitted acquisitions; (iv) that the Company may incur certain permitted indebtedness subordinated to the bank debt of up to $25 million; and (v) that up to $15 million in excess cash flow may be used to repay the senior subordinated notes. At the Company's option, loans may be voluntarily prepaid, and revolving loan commitments and letter of credit outstandings may be permanently reduced, in whole or in part, at any time in certain minimum amounts.

     At the Company's option, the interest rates per annum applicable to the loans are either an adjusted rate based on the London Interbank Offered Rate plus a margin of (x) 2.25% in the case of A Term Loans and Revolving Loans and
(y) 2.75% in the case of B Term Loans, or the Base Rate (as defined herein) plus a margin of (x) 1.00% in the case of A Term Loans and Revolving Loans and (y) 1.50% in the case of B Term Loans (in the case of A Term and Revolving Loans, these margins shall be decreased if the Company, on a consolidated basis, achieves certain leverage ratios). The Base Rate is the higher of Bankers Trust Company's announced prime lending rate and the Overnight Federal Funds rate plus 0.50%. The Company must pay certain fees in connection with the credit facilities, including a commitment fee (ranging from 0.375% to 0.50%) on the undrawn portion of the commitments in respect of the Revolving Credit Facility based upon the Company's leverage ratio, and fees relating to the issuance of letters of credit.

     The Amended Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, create subsidiaries, issue capital stock or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Amended Credit Agreement the Company is required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures test. The Amended Credit Agreement also contains provisions that prohibit modifications to the terms of the senior subordinated notes and prohibit the Company from refinancing the senior subordinated notes, in each case, without the consent of the lenders or as otherwise provided for in the Amended Credit Agreement.

REGISTRATION STATEMENT WITH RESPECT TO INITIAL PUBLIC OFFERING OF COMMON STOCK

     On June 3, 1996, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the offering of 5,500,000 shares of common stock (plus 825,000 shares to cover over-allotments, if any) through an underwriting group led by Goldman, Sachs & Co. and Donaldson, Lufkin, & Jenrette Securities Corporation. The net proceeds from the proposed offering, estimated to be approximately $70.3 million, will be used as follows: (i) approximately $39.4 million will be used to redeem up to $35.0 million principal amount of 12 1/2% senior subordinated notes due 2005 of the Company's wholly-owned subsidiary Cabot Safety Corporation, (ii) approximately $25.3 million will be used to retire outstanding shares of the Company's 12 1/2% redeemable preferred stock, and (iii) the balance will be used to reduce bank debt. The Company has subsequently terminated this offering.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

    The financial statements of Peltor Holdings AB are included on pages 5 to 17.

(B) PRO FORMA FINANCIAL INFORMATION

    The pro forma financial statements of Peltor Holdings AB are included on pages 18 to 25.

(C) EXHIBITS

    The following exhibit was filed under cover of the Form 8-K filed on June 13, 1996.

    2.1 Stock Purchase Agreement by and among Cabot Safety Corporation, Peltor Holding AB, Leif Palmaer Invest AB, Leif Anderzon AB and Active I Malmo AB, dated April 25, 1996, as amended May 15, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CABOT SAFETY HOLDINGS CORPORATION



                                          /S/ MARK V.B. TREMALLO
                                          -----------------------------------
                                          Mark V.B. Tremallo
                                          Vice President, General Counsel and
                                          Secretary

Date: August 12, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

  PELTOR HOLDING AB
  Sweden

     We have audited the accompanying consolidated balance sheets of Peltor Holding AB as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has presented its consolidated financial statements on a historical cost basis of accounting; in our opinion, accounting principles generally accepted in the United States of America require that such consolidated financial statements be presented using purchase accounting on a push down basis to reflect the change in ownership of the Company that occurred in August 1994. Use of purchase accounting on a push down basis would result in presenting the 1994 consolidated statements of operations, stockholders' equity, and cash flows on predecessor and successor basis and presenting the consolidated balance sheet for 1994 and 1995 on a successor basis, giving effect to the change of ownership in consolidated financial statements. The effect of the application of purchase accounting on a push down basis on the 1994 predecessor and successor results of operations and cash flows has not been determined. The pro-forma impact of the change of ownership, assuming that the change in ownership had occurred as of January 1, 1994, on the results of operations has been presented in Note 1. The application of purchase accounting on a push down basis would not have had any material impact on the 1995 results of operations or cash flows. The application of purchase accounting on a push down basis would have increased aggregate consolidated stockholders' equity at December 31, 1994 and 1995 by $3,300,000 and $2,900,000, respectively, determined on a pro-forma basis assuming the change in ownership had occurred on January 1, 1994, as described in Note 1.

     In our opinion, except for the effects of not applying purchase accounting on a push down basis as discussed in the preceding paragraph, such consolidated financial statements present fairly, in all material respects, the financial position of Peltor Holding AB as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States of America.

     As discussed in Note 1, the consolidated financial statements of Peltor Holding AB have been presented in United States of America Dollars using the basis of translation described therein.

DELOITTE & TOUCHE AB

Malmo, Sweden
May 31, 1996

                               PELTOR HOLDING AB

                                          CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 1994 AND 1995 AND MARCH 31, 1996
                           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                    ASSETS

                                                                                       MARCH 31,
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
Current assets:
     Cash and cash equivalents..............................  $ 4,582     $ 6,475       $ 6,273
     Accounts receivable, net of allowance for doubtful
       accounts of $37 and $28 at December 31, 1995 and
       1994, respectively...................................    4,004       4,778         6,201
     Inventory..............................................    7,119       9,127         9,711
     Prepaid expenses and deferred income...................      172         255           367
     Deferred income taxes..................................      188         210           218
     Receivable from related party..........................    2,082          --            --
     Other current assets...................................      477         720           515
                                                              -------     -------       -------
          Total current assets..............................   18,624      21,565        23,285
                                                              -------     -------       -------
Property, plant and equipment, net..........................    5,519       6,488         6,550
Long-term note receivable and other assets..................       47           8             8
Deferred income taxes.......................................    1,674          --            --
                                                              -------     -------       -------
          Total assets......................................  $25,864     $28,061       $29,843
                                                              =======     =======       =======

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................................  $ 1,422     $ 2,343       $ 2,720
     Accrued interest.......................................       42           1            --
     Accrued expenses and other current liabilities.........    2,034       2,936         3,447
     Due to related party...................................       --       1,174         5,910
     Current tax liability..................................      305         679         1,188
     Current portion of long-term debt......................      130       4,311         2,952
                                                              -------     -------       -------
          Total current liabilities.........................    3,933      11,444        16,217
Deferred income taxes.......................................       --          39            40
                                                              -------     -------       -------
Long-term debt..............................................    8,778         950         1,070
                                                              -------     -------       -------
Committments and Contingencies

Stockholders' equity:
Common Stock, par value of $.71 per share;
     878,050 shares issued and outstanding..................      620         620           620
     Contributed capital....................................    5,651       5,651         5,651
     Capital deficiency at inception........................   (4,755)     (4,755)       (4,755)
     Retained earnings......................................   11,850      13,690        10,785
     Cumulative translation adjustments.....................     (213)        422           215
                                                              -------     -------       -------
          Total stockholders' equity........................   13,153      15,628        12,516
                                                              -------     -------       -------
          Total liabilities and stockholders' equity........  $25,864     $28,061       $29,843
                                                              =======     =======       =======

                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                         AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996
                                        (IN THOUSANDS OF U.S. DOLLARS)

                                                                                    MARCH 31,
                                                                                -----------------
                                                1993       1994       1995       1995      1996
                                               -------    -------    -------    ------    -------
                                                                                   (UNAUDITED)
Net Sales..................................... $24,741    $30,126    $39,284    $9,620    $10,705
Cost of sales.................................  11,346     13,887     18,930     4,594      5,658
                                               -------    -------    -------    ------    -------
Gross profit..................................  13,395     16,239     20,354     5,026      5,047
                                               -------    -------    -------    ------    -------
Operating expenses:
     Selling, general and administrative......   6,645      7,632      9,017     2,215      2,551
     Research and development.................     851      1,222      1,227       277        340
     Management fee to related party..........      --         --      1,479        --         --
                                               -------    -------    -------    ------    -------
          Total operating expenses............   7,496      8,854     11,723     2,492      2,891
                                               -------    -------    -------    ------    -------
Operating profit..............................   5,899      7,385      8,631     2,534      2,156
                                               -------    -------    -------    ------    -------
Non-operating income (expenses):
     Interest Income..........................     510        218        229        51         94
     Interest expense.........................  (1,618)      (821)      (464)     (159)       (62)
     Currency (gain) loss.....................  (1,478)       146        260        --         23
                                               -------    -------    -------    ------    -------
          Total non-operating income
            (expenses)........................  (2,586)      (457)        25      (108)        55
                                               -------    -------    -------    ------    -------
Income before income taxes....................   3,313      6,928      8,656     2,426      2,211
Income tax expense............................    (965)    (2,247)    (2,967)     (776)      (700)
                                               -------    -------    -------    ------    -------
Net income.................................... $ 2,348    $ 4,681    $ 5,689    $1,650    $ 1,511
                                               =======    =======    =======    ======    =======

                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE THREE MONTHS PERIOD ENDED
                                                    MARCH 31, 1996
                               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                           VOTING
                                        COMMON STOCK                     CAPITAL                 CUMULATIVE
                                      ----------------   CONTRIBUTED    DEFICIENCY    RETAINED   TRANSLATION
                                      SHARES    AMOUNT     CAPITAL     AT INCEPTION   EARNINGS   ADJUSTMENTS     TOTAL
                                      -------   ------   -----------   ------------   --------   -----------    -------
Balance, January 1, 1993............. 878,050    $620      $ 2,277       $(4,755)      $ 4,821      $  31       $ 2,994
     Net income......................                                                    2,348                    2,348
                                      -------    ----      -------       -------       -------      -----       -------
Balance, December 31, 1993........... 878,050     620        2,277        (4,755)        7,169         31         5,342
     Net income......................                                                    4,681                    4,681
     Cumulative Translation
       Adjustment....................                                                                (244)         (244)
     Contributed Capital.............                        3,374                                                3,374
                                      -------    ----      -------       -------       -------      -----       -------
Balance, December 31, 1994........... 878,050     620        5,651        (4,755)       11,850       (213)       13,153
     Net income......................                                                    5,689                    5,689
     Dividends.......................                                                   (3,849)                  (3,849)
     Cumulative Translation
       Adjustment....................                                                                 635           635
                                      -------    ----      -------       -------       -------      -----       -------
Balance, December 31, 1995........... 878,050     620        5,651        (4,755)       13,690        422        15,628

(Unaudited)
     Net income......................                                                    1,511                    1,511
     Dividends.......................                                                   (4,416)                  (4,416)
     Cumulative Translation
       Adjustment....................                                                                (207)         (207)
                                      -------    ----      -------       -------       -------      -----       -------
Balance, March 31, 1996
  (Unaudited)........................ 878,050    $620      $ 5,651       $(4,755)      $10,785      $ 215       $12,516
                                      =======    ====      =======       =======       =======      =====       =======

                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                              AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996
                                           (IN THOUSANDS OF U.S. DOLLARS)

                                                                                     MARCH 31,
                                                                                 -----------------
                                                     1993     1994      1995      1995      1996
                                                    ------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
  Net income......................................  $2,348   $ 4,681   $ 5,689   $ 1,650   $ 1,511
  Adjustment to reconcile net income to net cash
     provided by operating activities:
     Depreciation.................................     739       873       858       213       246
     Deferred income taxes........................     489     1,620    (1,790)       --        --
     Provision for doubtful accounts..............      12        28        37        --        --
     Gain (loss) on sale of assets................      (5)        3        45        --        --
  Changes in assets and liabilities which provided
     cash:
     Decrease (Increase) in accounts receivable...    (686)      283      (314)   (1,535)   (1,393)
     Decrease (Increase) in prepaid expenses and
       other current assets.......................    (545)   (1,423)    1,942       255       300
     Increase in inventory........................    (385)     (322)   (1,144)     (452)     (562)
     Increase in accounts payable and accrued
       liabilities................................     378       911     4,860     5,951     4,449
     Other, net...................................      --       124       (33)       --        --
                                                    ------   -------   -------   -------   -------
          Net cash provided by operating
            activities............................   2,345     6,778    10,150     6,082     4,551
                                                    ------   -------   -------   -------   -------
INVESTING ACTIVITIES
  Proceeds from sale of equipment.................       8        78        91        --        --
  Additions to property, plant and equipment......    (889)     (653)   (1,326)     (365)     (299)
  Deferred costs and other........................     490      (210)    1,833        --      (214)
                                                    ------   -------   -------   -------   -------
          Net cash provided (used) in investing
            activities............................    (391)     (785)      598      (365)     (513)
                                                    ------   -------   -------   -------   -------
FINANCING ACTIVITIES
  Cash dividends paid.............................      --        --    (3,849)   (3,849)   (4,416)
  (Payments) Increase of principal on amounts
     borrowed.....................................    (918)   (2,880)   (4,703)   (4,667)      346
                                                    ------   -------   -------   -------   -------
          Net cash used in financing activities...    (918)   (2,880)   (8,552)   (8,516)   (4,070)
                                                    ------   -------   -------   -------   -------
  Effect of exchange rate changes on cash and
     short term investments.......................      31       (46)     (303)      575      (170)
                                                    ------   -------   -------   -------   -------
  Increase in cash and cash equivalents...........   1,067     3,067     1,893    (2,224)     (202)
  Cash and cash equivalents, beginning of
     period.......................................     448     1,515     4,582     4,582     6,475
                                                    ------   -------   -------   -------   -------
  Cash and cash equivalents, end of period........  $1,515   $ 4,582   $ 6,475   $ 2,358   $ 6,273
                                                    ======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Income taxes.................................  $  929   $   508   $   849   $   247   $   207
                                                    ======   =======   =======   =======   =======
     Interest, net................................  $1,111   $   639   $   284   $   204   $    62
                                                    ======   =======   =======   =======   =======

                See notes to consolidated financial statements.

                               PELTOR HOLDING AB

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies of the Company are described below.

     DESCRIPTION OF BUSINESS

     Peltor Holding AB (Peltor or the Company) is incorporated in and has its primary operations headquartered in Varnamo Sweden. The Company is primarily a manufacturer and distributor of hearing protection equipment. The Company also has operations in Germany, France, the United States of America, and the United Kingdom. The accompanying consolidated financial statements include the accounts of Peltor and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

     The Company was formed in 1991 when the Founding Shareholders capitalized the Company with a stock issuance of approximately $280 and sold the underlying operations to the Company for approximately $10,600. Contemporaneously, the Company issued additional shares in exchange for approximately $2,500 to a then unrelated third party (the Investor). Upon completion of these transactions, the Founding Shareholders owned 64% of the outstanding stock of the Company, 31% of the stock of the Company was owned by the Investor, and 5% of the stock of the Company was owned by employees.

     In August 1994 the Investor exercised its option to purchase all the stock of the Company owned by the Founding Shareholders, including the 5% of previous employee ownership that was acquired by the Founding Shareholders in 1994 for approximately $8,500. Accounting principles generally accepted in the United
States of America require that the accompanying consolidated financial statements be presented using purchase accounting on a push down basis to reflect the resulting change in ownership of the Company. Use of purchase accounting on a push down basis would result in presenting the 1994 consolidated statements of operations, stockholders' equity, and cash flows on predecessor and successor basis and presenting the consolidated balance sheet for 1994 and 1995 on a successor basis, giving effect to the change of ownership in consolidated financial statements. The effect of the application of purchase accounting on a push down basis on the 1994 predecessor and successor results of operations and cash flows has not been determined. The pro-forma impact of the change of ownership, assuming that the change in ownership had occurred as of January 1, 1994, on the results of operations is as follows:

                                                                        (unaudited)
          Net sales...................................................    $30,126
          Cost of sales...............................................     16,587
                                                                          -------
          Gross profit................................................     13,539
          Operating expenses:
            Selling, general and administrative.......................      7,998
            Research and development..................................      1,222
                                                                          -------
               Total operating expenses...............................      9,220
                                                                          -------
          Operating profit............................................      4,319
                                                                          -------

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                        (unaudited)
          Non-operating income (expenses):
            Interest income...........................................        218
            Interest expense..........................................       (821)
            Currency loss.............................................        146
                                                                          -------
               Total non operating income (expense)...................       (457)
                                                                          -------
          Income before income taxes..................................      3,862
          Income taxes................................................     (1,489)
                                                                          -------
          Net income..................................................    $2,373
                                                                          =======

     The application of purchase accounting on a push down basis would not have had any material impact on the 1995 results of operations or cash flows. The application of purchase accounting on a push down basis would have increased aggregate consolidated stockholders' equity at December 31, 1994 and 1995 by approximately $3,300 and $2,900 (unaudited), respectively, determined on a pro-forma basis assuming the change in ownership had occurred on January 1, 1994. This increase is primarily due to the excess of the purchase price over historical amounts that would be allocated to intangible assets. The use of purchase accounting on a push down basis would also have resulted in certain reclassifications in the components of shareholders' equity. Such reclassifications would have resulted in the elimination of historical retained earnings, capital deficiency at inception, and cumulative translation adjustments as of the date of the change in ownership with a corresponding increase in contributed capital.

     CASH AND CASH EQUIVALENTS consist of cash and highly liquid debt instruments such as commercial paper and money market accounts purchased with an original maturity date of less than three months.

     INVENTORY is stated at the lower of cost or market, cost being determined using the first-in, first-out method.

     PROPERTY, PLANT AND EQUIPMENT are stated at cost. For financial reporting purposes, depreciation is provided using the straight-line method over estimated useful lives. Estimated useful lives are 25 years for building and improvements and 3 to 8 years for machinery and equipment.

     On an ongoing basis, management of the Company evaluates the carrying value of property, plant and equipment by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows generated from the property, plant and equipment.

     INCOME TAXES are recorded for all periods under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach that recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for years in which these temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. In addition, future tax benefits that result in deferred tax assets are recognized to the extent realization of such benefits is more likely than not.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

     SALES are recognized upon shipment of products to customers, when title and risk of loss have passed to the customer.

     FOREIGN CURRENCY TRANSLATION of the consolidated financial statements from the Swedish Kronor, the Company's function currency, into United States of America Dollars have been prepared pursuant to Rule 3-20 of Regulation S-X of the Securities Act of 1933, as amended. Under these provisions, the consolidated financial statements are translated into United States of America Dollars using a methodology consistent with that established in SFAS No. 52, Foreign Currency Translation. Under SFAS No. 52, assets and liabilities are translated at period end exchange rates and revenues and expenses are translated at average rates. Translations gains and losses are reflected as a separate component of shareholders' equity. In connection with the translation of the consolidated financial statements into United States of America Dollars, the cumulative effect of translation on periods prior to January 1, 1993 has not been recognized.

     Foreign currency gains and losses arising from transactions are reflected in the results of operations.

     ESTIMATES are made in the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and in Sweden. In making these estimates the Company makes assumptions about amounts reported in the consolidated financial statements. These estimates include the allowance for doubtful accounts, obsolete inventory, and deferred income taxes, among others. These assumptions could change based upon future experience and, accordingly, actual results may differ from these estimates.

INTERIM RESULTS included in the accompanying interim unaudited consolidated financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and operating results of the Company for such periods.

2.  INVENTORY

     Inventory consisted of the following at December 31:

                                                                               MARCH 31,
                                                        1994       1995          1996
                                                        ----       ----        ---------
                                                                              (UNAUDITED)
          Raw materials..............................  $2,265     $3,244        $3,550
          Work in process............................   2,449      2,506         2,750
          Finished goods.............................   2,405      3,377         3,411
                                                       ------     ------        ------
                                                       $7,119     $9,127        $9,711
                                                       ======     ======        ======

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

3.  PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment consisted of the following at December 31:

                                                              1994            1995
                                                              ----            ----
          Land.............................................  $   383         $   477
          Buildings and improvements.......................    5,115           5,993
          Machinery and equipment..........................    4,372           5,495
                                                             -------         -------
                                                               9,870          11,965
          Less accumulated depreciation....................   (4,351)         (5,477)
                                                             -------         -------
                                                             $ 5,519         $ 6,488
                                                             =======         =======

     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $739, $873 and $858, respectively.

     The Company leases certain property and equipment under agreements generally with terms of four years and certain renewal options. Rental expense for the years ended December 31, 1993, 1994 and 1995 was approximately $58, $58 and $61, respectively.

     The minimum annual rental commitments under noncancelable operating leases are as follows for each of the five years subsequent to December 31, 1995:

          1996..............................................................   $ 43
          1997..............................................................     43
          1998..............................................................     43
          1999..............................................................     25
          2000..............................................................     25
          2001 and thereafter...............................................    177

4.  LONG-TERM DEBT

     Long-term debt consisted of the following on December 31:

                                                                         1994           1995
                                                                         ----           ----
Industrikredit AB payable September 30, 1996..........................  $  383         $   404
  (10.35% effective rate at December 31, 1995)
Industrikredit AB payable April 30, 1998..............................      28              22
  (12.25% effective rate at December 31, 1995)
Industrikredit AB (15.5% effective rate at December 31, 1994).........      18              --
Gota Bank Currency Notes..............................................   7,410           3,817
Ostgota Bank $100,000 payable April 30, 1996
  (6.75% rate at December, 1995)
Richard Bowen $466,891 payable March 1999.............................     589             565
  (7.75% rate at December 1995)
Bezink Sparkasse Ettlingen payable March 31, 1997.....................     480             453
  (5.357% effective rate at December 31, 1995)
                                                                         8,908           5,261
                                                                        ------         -------
Less current portion..................................................    (130)         (4,311)
                                                                        ======         =======
                                                                        $8,778         $   950
                                                                        ======         =======

     At December 31, 1995 substantially all the assets of the Company are pledged to collateralize the loans payable.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

    The Gota Bank Currency Notes outstanding at December 31, 1994 and 1995 were due in various foreign currencies, as follows:

                                                                      1994       1995
                                                                     ------     ------
        Deutsche Marks (DEM).......................................  $4,649     $3,068
        Dutch Guilders (NLG).......................................   1,801         --
                       (CHF).......................................     960        749
                                                                     ------     ------
                                                                     $7,410     $3,817
                                                                     ======     ======

    At December 31, 1995 certain loans payable, primarily loans from Industrikredit AB and the Gota Bank Currency Notes, have been classified as current based upon managements intent to repay these loans prior to December 31, 1996.

    Annual maturities of all indebtedness, giving effect to managements intentions discussed above, at December 31, 1995 are as follows:
        1996..............................................................    $4,311
        1997..............................................................       414
        1998..............................................................        25
        1999..............................................................       511
                                                                              ------
                                                                              $5,261
                                                                              ======

5.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses consisted of the following at December 31:

                                                                1994          1995
                                                               ------        ------
          Payroll and benefits...............................  $1,418        $1,795
          Value added taxes and other payables...............     616         1,141
                                                               ------        ------
                                                               $2,034        $2,936
                                                               ======        ======

6.  INCOME TAXES

    The provision for income taxes consisted of the following for the years ended December 31:

                                                          1993       1994        1995
                                                          -----     -------     ------
        Current:
          Swedish.......................................  $ 772     $ 3,002     $  208
          Foreign.......................................    682         865        969
        Deferred........................................   (489)     (1,620)     1,790
                                                          -----     -------     ------
                  Total.................................  $ 965     $ 2,247     $2,967
                                                          =====     =======     ======

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

     The components of the net deferred asset were as follows at December 31:

                                                                  1994          1995
                                                                 ------         ----
          Deferred Tax Assets:
               Inventory.......................................  $  177         $210
               Other assets....................................      22           --
               Tax credits.....................................   1,673           --
                                                                 ------         ----
                    Total......................................   1,872          210
          Deferred Tax Liability -- Net income carryforward....     (10)         (39)
                                                                 ------         ----
                    Total......................................  $1,862         $171
                                                                 ======         ====

     Deferred tax assets (liabilities) are reported in the consolidated balance sheet as follows at December 31:

                                                                       1994      1995
                                                                      ------     ----
        Current...................................................    $  188     $210
        Non Current...............................................     1,674      (39)
                                                                      ------     ----
                  Total...........................................    $1,862     $171
                                                                      ======     ====

     A reconciliation of the statutory Swedish income tax rate of 28% to the effective rates of 34.3% , 32.4% and 29.1% for the years ended December 31, 1993, 1994 and 1995, respectively, is as follows:

                                                             1993       1994       1995
                                                             -----     ------     ------
        Computed tax expense at the expected statutory
          rate.............................................  $ 929     $1,939     $2,422
        Foreign income taxes at higher rates...............    246        300        339
        Income tax adjustments.............................     --         --        201
        Non deductible expenses and other..................   (146)        22          5
        Tax exempt income..................................    (64)       (14)        --
                                                             -----     ------     ------
        Income tax expense.................................  $ 965     $2,247     $2,967
                                                             =====     ======     ======

     No valuation allowance has been established for deferred taxes, as all deferred taxes most likely will be realized.

     One of the Swedish subsidiaries has been the subject of a routine tax audit by the Swedish tax authorities. The preliminary conclusion of the audit is that the subsidiary should be charged up to an additional $2,557 in taxes, fees and interest. The Company has consulted with outside legal advisors and as a result has recognized $213 as an expense in 1995, representing the likely tax charge related to this matter. In the opinion of management of the Company and its legal advisors the ultimate outcome of this matter will not be materially different from the estimate accrued in 1995.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

7.   RELATED PARTY TRANSACTIONS

     The Company has entered into employment agreements extending for periods up to 12 months with certain key officers of the Company. These officers are in some cases also members of the Board of Directors and shareholders of the Company.

     The Founding Shareholders of the Company, as defined in Note 1, jointly own APAB AB. APAB AB has entered into a royalty agreement with Peltor. The royalties paid in 1994 and 1995, respectively, amounts to $26 and $28. Certain other former shareholders also have a royalty agreement with Peltor for the rest of their lives. Royalties paid in 1994 and 1995 amounts to $41 and $44.

     Subsequent to the Investor's additional investment in the Company in 1994 (see Note 1), the Investor, as defined in Note 1, provided various administrative and strategic services. During 1995, the Company paid a management fee of $1,470 to the Investor related to these services. At December 31, 1995, $1,174 of these fees remain outstanding and are reported as a current liability. Such amounts are noninterest bearing.

     During 1994, the Company purchased an investment from the Investor for approximately $1,062, which represented the Investors carrying value and the fair value of the investment at the date purchased. The investment had a tax basis of approximately $13,005 which carried over from the Investor. During 1994, the Company sold this investment for the approximate carrying value of $1,062 and received a tax benefit of approximately $3,374. As no amounts were remitted by the Company to the Investor for this tax benefit, it has been reflected as a capital contribution in the accompanying consolidated financial statements.

8.   FOREIGN EXCHANGE CONTRACTS

     The Company periodically enters into foreign exchange contracts for hedging purposes. At December 31, 1994 and 1995, there were no such contracts outstanding. Gains and losses on the contracts which result from market risk associated with changes in the market values of the underlying currencies are deferred and reported as a part of the hedged item.

     The Company does not enter into foreign exchange contracts for trading purposes.

9.   LITIGATION AND UNASSERTED CLAIMS

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management of the Company, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position or results of operations of the Company.

10.  RETAINED EARNINGS

     Dividend distributions are required to be approved by a vote of the shareholders. Dividends are allowed only to the extent of retained earnings, based upon financial statements prepared in accordance with generally accepted accounting principles in Sweden, which differ from accounting principles used to prepare these consolidated financial statements. Retained earnings as determined using accounting principles generally accepted in Sweden were approximately $15,758 at December 31, 1995.

                               PELTOR HOLDING AB

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

11.  FINANCIAL INSTRUMENTS

     Financial instruments include cash and cash equivalents, accounts receivable and long term debt.

     The estimated fair values of financial instruments are determined using available market information and valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates as of December 31, 1995 and 1994 are not necessarily indicative of the amounts that the Company could realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value estimates are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts estimated as of December 31, 1995 and 1994.

     The Company places its cash and cash equivalents with high credit quality financial institutions, thereby minimizing exposure to concentrations of credit risk. Credit risk with respect to accounts receivable is limited due to the number of customers comprising the Company's customer base.

     At December 31, 1995 and 1994, the fair value of financial instruments approximates the recorded amounts.

12.  FOREIGN OPERATIONS

     Approximately 30% of net sales for the years ended December 31, 1993, 1994 and 1995 were derived from operations outside of Europe. These net sales were generated primarily in the United States of America. Cost of sales represents approximately 48% of net sales outside of Europe for the years ended December 31, 1993, 1994 and 1995. The underlying net assets outside of Europe were less than 10% for all periods presented.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements of the Company for the fiscal year ended September 30, 1995 and the six months ended March 31, 1996 were derived from the Company's historical financial statements included elsewhere in this Prospectus, adjusted to give effect to
(i) the Formation Acquisition and the financing thereof, (ii) the Eastern Acquisition and related financing, and (iii) the Peltor Acquisition and related financing (collectively, the Acquisitions). The pro forma balance sheet data give effect to the Peltor Acquisition and the financing thereof as if they had occurred on March 31, 1996. The pro forma consolidated statements of operations of the Company for the six months ended March 31, 1996 and for the year ended September 30, 1995 reflect the Acquisition as if they had occurred on October 1, 1994.

     The pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the financial position or operating results that would have occurred had the Acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation of the Acquisitions is being given effect, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments do not reflect any operating efficiencies and cost savings which the Company believes are achievable or the cost of achieving any such operating efficiencies and cost savings. The pro forma adjustments do include the Company's estimate of incremental costs necessary to operate the Company on a stand-alone basis as a result of the Formation Acquisition.

     The unaudited pro forma consolidated financial statements have been prepared using the purchase method of accounting, whereby the total cost of the Acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisitions. Such allocations will be based on studies and valuations which have not yet been completed. Accordingly, the allocations reflected in the pro forma consolidated financial statements are preliminary and subject to revision, however, the Company does not expect material changes to the allocation of the purchase price.

     The following unaudited pro forma consolidated financial statements have been prepared from, and should be read in conjunction with, the Company's and Peltor's historical consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.

                              AEARO CORPORATION

                                         UNAUDITED PRO FORMA CONSOLIDATED
                                             STATEMENTS OF OPERATIONS
                                       FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             PREDECESSOR      SUCCESSOR      PELTOR YEAR   EASTERN YEAR
                                             OCTOBER 1,    JULY 12, 1995 TO     ENDED         ENDED
                                               1994 TO      SEPTEMBER 30,    DECEMBER 31,  NOVEMBER 30,   PRO FORMA    PRO FORMA
                                            JULY 11, 1995        1995            1995          1995      ADJUSTMENTS  AS ADJUSTED
                                            -------------  ----------------  ------------  ------------  -----------  -----------
                                                                                                          (NOTE 1)
Net Sales..................................    $154,712         $47,900         $39,284       $13,813      $     --     $255,709
Cost of Sales..............................      87,674          29,319          18,930        10,114        (1,041)     144,996
                                               --------         -------         -------       -------      --------     --------
    Gross profit...........................      67,038          18,581          20,354         3,699         1,041      110,713
                                               --------         -------         -------       -------      --------     --------
Operating Expenses:
  Selling and administrative...............      47,149          13,146           9,017         3,092          (808)      71,596
  Research and technical service...........       2,273             551           1,227            --            --        4,051
  Amortization.............................       4,361             838              --            --         3,397        8,596
  Other charges (income), net..............        (233)             70           1,219            41        (1,479)        (382)
                                               --------         -------         -------       -------      --------     --------
    Operating profit.......................      13,488           3,976           8,891           566           (69)      26,852
Interest Expense, net......................       5,673           4,135             235             5        17,143       27,191
                                               --------         -------         -------       -------      --------     --------
    Income (loss) before income taxes......       7,815            (159)          8,656           561       (17,212)        (339)
Provision (Benefit) for Income Taxes.......       3,009             425           2,967            41        (6,442)          --
                                               --------         -------         -------       -------      --------     --------
    Net income (loss)......................       4,806            (584)          5,689           520       (10,770)        (339)
Preferred Stock Dividend Accrued...........          --           1,283              --            --            --        1,283
                                               --------         -------         -------       -------      --------     --------
Earnings (Loss) Applicable to Common
  Shareholders.............................    $  4,806         $(1,867)        $ 5,689       $   520      $(10,770)    $ (1,622)
                                               ========         =======         =======       =======      ========     ========
Net Income (Loss) per Share (Note 2).......                                                                             $ (16.22)
                                                                                                                        ========
Weighted average number of common shares
  outstanding (Note 2).....................                                                                              100,000

                                        AEARO CORPORATION

                                                    UNAUDITED PRO FORMA CONSOLIDATED
                                                         STATEMENTS OF OPERATIONS
                                                 FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      SUCCESSOR          PELTOR           EASTERN
                                                      OCTOBER 1,       OCTOBER 1,     OCTOBER 1, 1995
                                                       1995 TO          1995 TO       TO DECEMBER 31,    PRO FORMA     PRO FORMA
                                                    MARCH 31, 1996   MARCH 31, 1996        1995         ADJUSTMENTS   AS ADJUSTED
                                                    --------------   --------------   ---------------   -----------   -----------
                                                                                                         (NOTE 1)
Net Sales.........................................     $112,716          $20,707           $3,035          $    --      $136,458
Cost of Sales.....................................       62,340           10,442            2,320              190        75,292
                                                       --------          -------           ------          -------      --------
    Gross profit..................................       50,376           10,265              715             (190)       61,166
                                                       --------          -------           ------          -------      --------
Operating Expenses:
  Selling and administrative......................       33,354            5,283              688               --        39,325
  Research and technical service..................        1,593              605               --               --         2,198
  Amortization expense............................        1,956               --               --            2,181         4,137
  Other charges (income), net.....................           (3)           1,111               (3)          (1,565)         (460)
                                                       --------          -------           ------          -------      --------
    Operating profit..............................       13,476            3,266               30             (806)       15,966
Interest Expense, net.............................        9,068              (50)               1            4,055        13,074
                                                       --------          -------           ------          -------      --------
    Income (loss) before income taxes.............        4,408            3,316               29           (4,861)        2,892
Provision (Benefit) for Income Taxes (Note 1(f))....      1,938            1,061               12           (1,577)        1,434
                                                       --------          -------           ------          -------      --------
    Net income (loss).............................        2,470            2,255               17           (3,284)        1,458
Preferred Stock Dividend Accrued..................        3,033               --               --               --         3,033
                                                       --------          -------           ------          -------      --------
Earnings (Loss) Applicable to Common
  Shareholders....................................     $   (563)         $ 2,255           $   17          $(3,284)     $ (1,575)
                                                       ========          =======           ======          =======      ========
Net Income (Loss) per Share ......................                                                                      $  15.75
                                                                                                                        ========
Weighted average number of common shares
  outstanding.....................................                                                                       100,000

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                  AND FOR THE SIX MONTHS ENDED MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

(1) Pro forma adjustments to the consolidated statements of operations are summarized in the following table and are described in the notes below:

Pro forma adjustments for the year ended September 30, 1995 are as follows:

                                                               PRO FORMA ADJUSTMENTS
                                                      ----------------------------------------
                                                       FORMATION
                                                      ACQUISITION   PELTOR   EASTERN    TOTAL
                                                      -----------   ------   -------   -------
Cost of sales.......................................   $(1,443)    $   357    $ 45     $(1,041)(a)
Selling and administrative..........................      (808)         --      --        (808)(b)/(c)
Amortization........................................    (1,151)      4,177     371       3,397 (d)
Interest expense, net...............................     8,733       7,809     601      17,143 (e)
Other charges (income), net.........................        --      (1,479)     --      (1,479)(g)


     Pro forma adjustments for the six months ended March 31, 1996 are as follows:

                                                                    PRO FORMA ADJUSTMENTS
                                                                  --------------------------
                                                                  PELTOR   EASTERN    TOTAL
                                                                  ------   -------   -------
Cost of sales..................................................  $   179    $ 11    $   190 (a)
Amortization expenses..........................................    2,088      93      2,181 (d)
Interest expense, net..........................................    3,905     150      4,055 (e)
Other charges (income), net....................................   (1,565)     --     (1,565)(g)

- ---------------
(a) Adjustments reflect increases in depreciation resulting from the preliminary purchase price allocation to fixed assets.

     The adjustment related to the Formation Acquisition for the year ended September 30, 1995 also reflects the elimination of a nonrecurring increase in cost of sales resulting from the preliminary purchase price allocation which increased the estimated fair value of finished goods inventories by $3,640 on October 1, 1994. This amount was recorded in cost of sales as the acquired inventory was sold during the period ended September 30, 1995.

(b) Reflects the estimated increased costs (primarily insurance and other administrative costs) to be incurred by the Company on a stand-alone basis of $1,092 as a result of the Formation Acquisition for the year ended September 30, 1995. With regard to the increased costs to be incurred, the Company had been run as a separate entity when owned by Cabot Corporation with separate information systems, benefits and a separate audit. The primary areas of shared services were in insurance as the Company participated in combined programs with Cabot Corporation as well as in tax and legal oversight. The Company estimated the costs of obtaining stand-alone insurance by obtaining quotes from underwriters and subsequently placed insurance with these underwriters for similar amounts. Similarly, the company has been obtaining tax and legal advice for amounts not materially different than those estimated in the pro forma adjustments. The following is a detailed review of these costs on an annual basis:

          Insurance Premiums/Deductibles...................................  $  900
          Tax Planning.....................................................     100
          Management Fee...................................................     400
                                                                             ------
                    Total Increase.........................................  $1,400
                                                                             ======

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
      AND FOR THE SIX MONTHS ENDED MARCH 31, 1996  -- (CONTINUED)

(c) Reflects the elimination of non-recurring charges of approximately $800 and $1,100 related to taxes and penalties resulting from delinquency in the remittance of value-added tax payments to the French government and the termination of the Old Cabot Safety Corporation stock option plan, respectively, for the year ended September 30, 1995.

(d) A summary of pro forma intangible assets after the Acquisitions and their related useful lives are as follows (dollars in millions):

                                                                         ESTIMATED
                                                                           ANNUAL
                                                      AMOUNT    LIFE    AMORTIZATION
                                                      ------    ----    ------------
          Formation Acquisition:
               Goodwill.............................   $55.1    25.0        $2.2
               Other Intangibles....................    37.2    21.6         1.7
          Eastern:
               Goodwill.............................     3.1    25.0          .1
               Non compete..........................      .2     5.0          --
               Consulting agreement.................      .8     5.0          .2
               Other intangibles....................     2.0    25.0          .1
          Peltor:
               Goodwill and other intangibles.......    58.1    25.0         2.2
               Non compete..........................    10.0     5.0         2.0
                                                                            ----
                    Pro forma amortization..........                        $8.6
                                                                            ====

     Estimated useful lives of intangibles are determined by management after reviewing the nature of the item and other relevant business considerations such as the rate of technological change in the Company's manufacturing processes and products, the Company's strong market position, and the fragmented nature of the industry. Non compete agreements are amortized over the life of the related agreements. Other intangibles primarily consist of tradenames and trademarks. The allocation of purchase price for the Peltor acquisition is preliminary and subject to further studies and appraisals. Management does not, however, expect the finalization of the purchase price to be materially different than the allocation used for the pro forma financial statements.

                               AEARO CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
         AND FOR THE SIX MONTHS ENDED MARCH 31, 1996  -- (CONTINUED)

(e) Reflects interest expense on indebtedness incurred in connection with the Acquisitions as if they had been completed on October 1, 1994.

     The following table summarizes the Acquisition pro forma adjustments to interest expense for the year ended September 30, 1995:

                                                              FORMATION
                                                             ACQUISITION     PELTOR     EASTERN
                                                             -----------     ------     -------
    Pro forma interest expense --
      Senior secured revolving credit facility(i)..........    $   401       $   --       $ --
      Senior secured term loan at 8.0%.....................      2,808        7,226        601
      Senior subordinated notes at 12.5%...................      9,750           --         --
      Other third-party debt...............................        423           --         --
      Amortization of debt issuance costs(ii)..............      1,024          583         --
                                                               -------       ------       ----
         Pro forma interest expense (iii)..................     14,406        7,809        601
         Historical interest expense.......................      5,673           --         --
                                                               -------       ------       ----
              Net interest expense adjustment..............    $ 8,733       $7,809       $601
                                                               =======       ======       ====
- ------------

(i) Amounts include a commitment fee of .5% of the total unused portion of available credit.

(ii) The costs incurred that were associated with the Formation Acquisition debt financing of $9,300 have been capitalized as deferred charges and are being amortized over the assumed term of the related debt -- five years for the Senior Secured Revolving Credit Facility and Senior Secured Term Loan and ten years for the Subordinated Notes. Costs related to the Peltor debt financing totaling $3,500 were capitalized and are being amortized over the allowed six year term of the related debt.

(iii) Upon completion of the Acquisitions, the Company expects to have approximately $135 million in variable rate debt. A 1/8 of one percent change in the base rate would change interest expense by approximately $168.


(f) Income tax adjustments have been calculated using estimated statutory income tax rates. The tax adjustments related to Eastern include amounts necessary to reflect its historical tax provisions as if it were operated as a C Corporation. The primary difference between the provision calculated at statutory rates and the amount reflected in the pro forma statements is attributable to nondeductible goodwill associated with the Peltor Acquisition.

(g) Reflects the elimination of a management fee charged to Peltor by Active (parent company) considered to be a non-recurring group contribution.

                               AEARO CORPORATION

                                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                MARCH 31, 1996

                                             (DOLLARS IN THOUSANDS)



                                                  COMPANY         PELTOR        PRO FORMA
                                                 HISTORICAL     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                 ----------     ----------     -----------     ---------
                                                                                (NOTE 1)
                                              ASSETS
Current Assets:
  Cash and cash equivalents.....................   $  2,447       $ 6,273        $ (5,273)      $  3,447
  Accounts receivable, net......................     35,907         6,201              --         42,108
  Inventories...................................     28,087         9,711           1,000         38,798
  Deferred and prepaid expenses.................      3,075         1,100              --          4,175
                                                   --------       -------        --------       --------
     Total current assets.......................     69,516        23,285          (4,273)        88,528
Property, Plant and Equipment, net..............     54,111         6,550           2,500         63,161
Intangible Assets...............................     95,434            --          68,084        163,518
Other Assets....................................      7,120             8           3,500         10,628
                                                   --------       -------        --------       --------
     Total assets...............................   $226,181       $29,843        $ 69,811       $325,835
                                                   ========       =======        ========       ========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable.................................   $     --       $ 5,910        $ (5,910)      $     --
  Current portion of long-term debt.............      7,039         2,952          (2,952)         7,039
  Accounts payable and accrued liabilities......     32,133         6,167           2,000         40,300
  U.S. and foreign income taxes.................        731         1,188              --          1,919
                                                   --------       -------        --------       --------
     Total current liabilities..................     39,903        16,217          (6,862)        49,258
                                                   --------       -------        --------       --------
Long-Term Debt..................................    149,073         1,070          89,189        239,332
                                                   --------       -------        --------       --------
Deferred Income Taxes...........................         --            40              --             40
                                                   --------       -------        --------       --------
Other Long-Term Liabilities.....................      2,860            --              --          2,860
                                                   --------       -------        --------       --------
Stockholders' Equity:
  Preferred stock...............................         --            --              --             --
  Common stock..................................          1           620            (620)             1
  Additional paid-in capital....................     32,652           896            (896)        32,652
  Retained earnings.............................      1,886        10,785         (10,785)         1,886
  Foreign currency translation adjustment.......       (194)          215            (215)          (194)
                                                   --------       -------        --------       --------
     Total stockholders' equity.................     34,345        12,516         (12,516)        34,345
                                                   --------       -------        --------       --------
     Total liabilities and stockholders'
       equity...................................   $226,181       $29,843        $ 69,811       $325,835
                                                   ========       =======        ========       ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                               AEARO CORPORATION

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

(1) Pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet are summarized in the following table and are described in the notes below:

                                                                                 PURCHASE PRICE
                                                                               ALLOCATION/PELTOR
                                                                                  FINANCING(A)
                                                                               -----------------
Cash........................................................................        $ (5,273)
Inventories.................................................................           1,000
Property, plant and equipment...............................................           2,500
Intangible assets...........................................................          68,084
Deferred charges............................................................           3,500
Notes payable...............................................................          (5,910)
Current portion of long-term debt...........................................          (2,952)
Accrued liabilities.........................................................           2,000
U.S. and foreign income taxes...............................................              --
Senior secured facilities ..................................................          89,189
Subordinated notes..........................................................              --
Common Stock................................................................            (620)
Additional paid-in capital..................................................            (896)
Retained earnings...........................................................         (10,785)
Foreign currency translation adjustment.....................................            (215)

- ---------------
(a) Reflects the acquisition of assets and liabilities as follows:
    Cash paid to Peltor........................................................  $81,100
    Acquisition costs..........................................................    4,500
                                                                                 -------
              Total consideration and acquisition costs........................   85,600
    Historical Cost of Net Assets Acquired.....................................   12,516
                                                                                 -------
      Excess of consideration paid over historical cost........................  $73,084
                                                                                 =======
    Allocation of Excess of Consideration Paid over Historical Cost:
      Inventories..............................................................  $ 1,000
      Property, plant and equipment, net.......................................    2,500
      Deferred financing costs.................................................    3,500
      Intangible assets........................................................   68,084
      Accrued liabilities......................................................   (2,000)
                                                                                 -------
                                                                                 $73,084
                                                                                 =======